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                                                                 Exhibit T3A-36.

                            ARTICLES OF INCORPORATION

                                       OF

                  NEW MARTINSVILLE HYDRO-OPERATIONS CORPORATION

         The undersigned, acting as Incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia adopts the following Articles of Incorporation for such corporation:

                  I. The name of the corporation is NEW MARTINSVILLE HDRO-OPERATIONS CORPORATION (the "Corporation").

                  II. The address of the principal office of the Corporation is c/o Keycor, 777 E. William, Suite 2110, P.O. Box 3056, Carson City, Nevada, 89702.

                  III. The purpose or purposes for which the Corporation is formed are as follows:

                                 To operate and maintain a hydroelectric project located in New Martinsville, West Virginia, and to engage in the transaction of any or all lawful business relating thereto for which corporations may be incorporated under the provisions of the West Virginia Business Corporation Act.

                  IV. Provisions limiting or denying shareholders pre-emptive rights are nonexistent.

                  V. The aggregate amount of shares which the Corporation shall have authority to issue is 1,000 common shares. The per value of each of such common shares shall be $.01.

                  VI. The name and address of the Incorporator is as follows:

     Name                              Address
     ----                              -------
Robert M. White                 3000 One Shell Plaza
                                910 Louisiana
                                Houston, Texas

                  VII.     The existence of the Corporation is to be perpetual.

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                  VIII.    The name and address of the person appointed to whom
                           shall be sent notice or process served upon, or service of which is accepted by, the secretary of state is CT Corporation System, 1200 Charleston National Plaza, Charleston, West Virginia 25301.

                  IX. The number of Directors constituting the initial Board of Directors of the corporation is one, and the name and address of the person who is to serve as director until the first annual meeting of shareholders or until his successor or successors are elected and shall quality is:

     Name                            Address
     ----                            -------
Robert P. Barksdale             245 Park Avenue
                                New York, NY 10167

                  I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of West Virginia, do make and file these ARTICLES OF INCORPORATION, and I have according hereunto set my hand this 8th day of March 1989.

                                           /s/ Robert M. White
                                           ----------------------------
                                           Robert M. White

These Articles of
incorporation were
prepared by:

Robert M. White
3000 One Shell Plaza
910 Louisiana
Houston, Texas 77002

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